Exhibit 5.1


                 [Form of Legal Opinion of Dorsey & Whitney LLP]


                          [Dorsey & Whitney Letterhead]



Securities and Exchange Commission
Washington, D.C. 20549

   Re: Minnesota Corn Processors, LLC
       Registration Statement on Form S-4

Ladies and Gentlemen:


     We have acted as counsel to Minnesota Corn Processors, LLC, a Colorado limited liability company (the "Company"), in connection with the merger of Minnesota Corn Processors, Inc., a Minnesota cooperative, into Minnesota Corn Processors Colorado and the subsequent merger of Minnesota Corn Processors Colorado into the Company (these mergers collectively, the "Conversion"), such Conversion proceeding according to the terms of the Transaction Agreement, as amended, by and among the parties.


     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Colorado.

     2. The Company's Units of Participation have been duly authorized and, when issued upon the Conversion in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

     3. The Transaction Agreement, as amended, has been duly authorized by all requisite corporate action, executed and delivered by the parties thereto.


     Our opinions expressed above are limited to the laws of the State of Minnesota and Colorado and the federal laws of the United States of America.


     The foregoing opinions are being furnished to you solely for your benefit and may not be used, circulated, quoted or relied upon by any other person without our prior written consent.

Dated: [date of delivery], 1999

                                       Very truly yours,